EXHIBIT 99.1

For Immediate Release

KULICKE AND SOFFA INDUSTRIES, INC.

PROPOSED OFFERING OF

$100 MILLION CONVERTIBLE SUBORDINATED NOTES

Fort Washington, Pa., May 30, 2007 – Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) today announced that it intends to offer, subject to market conditions and other factors, up to $100 million aggregate principal amount of its convertible subordinated notes due 2012 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchaser an option to purchase an additional $10 million aggregate principal amount of the Notes solely to cover over-allotments. As this offering is a private placement, it will not be made to the general public.

The Company intends to use up to $40 million of the net proceeds of the offering to purchase shares of its common stock concurrently with the offering, and to use the balance of the proceeds to retire a portion of its 0.5% Convertible Subordinated Notes due 2008, either concurrently with the offering or following the offering.

The Notes will be subordinated unsecured obligations of the Company, will rank junior in right of payment to all existing and future senior indebtedness, will not be guaranteed by the Company’s subsidiaries and will be structurally subordinated in right of payment to all existing and future obligations of the Company’s subsidiaries. The Notes will rank equally with our existing 0.5% Convertible Subordinated Notes due 2008 and our 1.0% Convertible Subordinated Notes due 2010. Additionally, the Notes will pay interest semi-annually, and will be convertible upon satisfaction of certain conditions. The Notes will be convertible, under certain circumstances, into cash up to the principal amount of the Notes and, with respect to any excess conversion value, into shares of the Company’s common stock. However, the Company may also elect to satisfy its conversion obligation in a specified combination of cash and shares of its common stock. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes upon the occurrence of certain fundamental change transactions. The Notes will not be redeemable at the Company’s option. The interest rate, base conversion rate, the incremental share factor and other terms are to be determined by negotiations between the Company and the initial purchaser.

The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

COMPANY CONTACT:        Michael Sheaffer, 215-784-6244, 215-784-6167 fax, msheaffer@kns.com